Exhibit 99.1

iMedicor Files Suit Against Access Pharma for Non-Payment and Breach of Contract

Nanuet, NY, April 1, 2011 iMedicor (OTCBB: VMCI) today announced the filing of a Multi-Million Dollar lawsuit against Access Pharma. The lawsuit was initiated by iMedicor because of Access Pharma’s refusal to compensate iMedicor over the past 18 months for its role in marketing MuGard, Access’ FDA-approved, muco-adhesive oral wound rinse for the management of oral mucositis, a debilitating side effect of radiation and/or chemotherapy.

iMedicor said the lawsuit had also been filed in response to Access Pharma’s breach of the contract between the two parties. According to the contract, five percent of the revenue generated by MuGard in North America would be paid to/shared with iMedicor; with the market for the treatment of oral mucositis is estimated to be in excess of $1 billion worldwide (http://biomedreports.com/200907232389/access-pharma-otcaccp-mugard-poised-for-blockbuster-sales.html.)

Despite weekly planning meetings, adjusted timelines, revised marketing and contractual agreements between the two companies leading up to the “very successful North American launch of MuGard” in the second half of 2010, iMedicor said that Access Pharma has recently taken the position that no contract exists between the two parties except the original agreement, which included a former network partner, Navi Net.

According to iMedicor, its CEO, Fred Zolla, met with Access Pharma shortly after iMedicor dissolved its relationship with NaviNet in the fall of 2009. During that meeting, Mr. Zolla disclosed changes in the program that would affect the original agreement. He also noted that iMedicor, in its effort to focus on the oncology market, had contracted with Direct Medical Solutions, representing over 140 field sales representatives, as well as MedTrust and Cancer Network, two online Oncology-based Internet sites. These disclosures were not then and have not ever been challenged or disputed in any manner, until pressure was placed on Access to finally pay the invoices that were overdue. iMedicor promptly submitted a revised agreement to Mr. Jeff Davis, CEO of Access Pharma (December, 2009) indicating the changes and upgrades in the marketing plan from the original agreement. iMedicor and Access Pharma continued planning and execution of the MuGard launch throughout 2010.

During the first quarter of 2010, weekly meetings were scheduled between the sales, marketing and online services departments of both companies. Ongoing marketing plans were created, adjusted and then executed. The initial plan was to provide pre-launch sampling of MuGard up to, including and beyond the launch date, scheduled for September 8, 2010.

“The results of the pre-launch sampling program,” said Mr. Zolla, “produced more activity than projected including the opening of several major cancer centers throughout the United States. The volume of activity caused Access to go back into production to fulfill the demand created by iMedicor’s activity on their behalf. All of this was accomplished through the efforts of iMedicor and its network of field partners.”

According to the contract, iMedicor was to be paid an administrative fee of $50,000 spread over 5 equal monthly payments, and Access Pharma agreed to pay $20.00 per sample. In addition, iMedicor was to receive five percent of the revenue collected by Access Pharma through prescription sales in North America. The parties estimated that the five percent participation would generate millions of dollars in payments to iMedicor - based on Access Pharma’s projections released to the public market.

“The launch of MuGard was finally achieved following an entire year of planning,” said Mr. Zolla. “MuGard represented a blockbuster product that could significantly improve the quality of life for patients undergoing certain cancer treatments. iMedicor’s ability to deliver essential information from a trusted source to specific physician audiences significantly increased Access Pharma’s education and marketing campaign.

“Unfortunately, as we built the momentum, Access Pharma did not honor its obligation to pay for services rendered. The monthly billings were never disputed. Access Pharma did not return phone calls from our accounting department and the office of the CFO.”

Mr. Zolla attempted on several occasions in 2011 to remedy the situation until recently, when he was informed by Mr. Davis that Access Pharma would not compensate iMedicor for any of its 18 months of service. The reason given for this decision was that “no contract beyond the original agreement existed, regardless of activity, meetings, understandings, execution and results.” In essence, Access Pharma allowed iMedicor to underwrite its launch of MuGard with no intention to pay the fees agreed upon by both parties.

“iMedicor’s position is simple and straightforward,” concluded Mr. Zolla. “We created a collaborative marketing plan blending direct sales and on-line marketing with the approval of Access Pharma executives. We executed the plan and exceeded projections. We began to create the momentum that would have rewarded us for our efforts based on the five percent revenue share of the prescriptions, a key item in the contractual relationship between both companies. Yet, after all the time, financial resources, intellectual property, in-field representation, and online marketing efforts we (iMedicor) invested into the MuGard launch - over an 18-month period - to make it a resounding success, Access has decided that no real contract exists and, therefore, it is not obligated to pay iMedicor the fees it deserves.”

The lawsuit was filed on March 28, 2011 in Superior Court, New City New York.

About iMedicor:
iMedicor is the only HIPAA-compliant solution for interoperable health information transfer that is offered to physicians, healthcare providers and patients.  The iMedicor portal enables disparate EMR (electronic medical record) systems to communicate, collaborate and exchange records in real time. iMedicor’s ClearLobby service allows pharmaceutical companies and Medical Device Companies to deliver customized educational marketing programs to the majority of their targeted audience. The ability of iMedicor’s Clearlobby to reach the targeted, profiled audience for Pharma companies nationwide represents a highly targeted, cost-effective and non-intrusive manner to migrate to effective on-line marketing.  More information on iMedicor is available at www.imedicor.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties.